Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 15, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Speed Commerce, Inc. and subsidiaries on Form 10-K for the year ended March 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Speed Commerce, Inc. on Forms S-3 (File No. 333-204231, File No. 333-201266, File No. 333-197090, File No. 333-191390, File No. 333-184540, File No. 333-133280 and File No. 333-161514) and on Forms S-8 (File No. 333-201258, File No. 333-170247, File No. 333-147280, File No. 333-119260, File No. 333-131986, File No. 333-31017, Form No. 333-87143, File No. 333-91710 and File No. 333-109056).

/s/ Grant Thornton LLP

Dallas, Texas

June 15, 2015